Exhibit 99.1

Investor Contact:

The Investor Relations Group

Damian McIntosh/Dian Griesel, Ph.D.

Phone: 212-825-3210

Unigene and Upsher-Smith File Patent Infringement Lawsuit

Against Canadian Drug Manufacturer

FAIRFIELD, N.J. – July 25, 2006 — Unigene Laboratories, Inc. (OTCBB: UGNE) and Upsher-Smith Laboratories, Inc. have jointly filed in the U.S. District Court for the Southern District of New York a patent infringement lawsuit against Apotex Inc., a Canadian generic pharmaceutical manufacturer, and Apotex Corp., its U.S. subsidiary. The suit was brought in response to Apotex’s filing of an Abbreviated New Drug Application (ANDA) seeking approval of a nasal spray product that claims to be a generic equivalent of Fortical® calcitonin-salmon (rDNA origin) Nasal Spray, the nasal calcitonin product for the treatment of postmenopausal osteoporosis that is manufactured by Unigene and marketed by Upsher-Smith. The filing of the lawsuit automatically stays FDA approval of Apotex’s ANDA for at least 30 months, unless an adverse court decision occurs earlier. Apotex is currently the defendant in a patent infringement lawsuit involving a nasal calcitonin formulation developed and patented by Novartis.

“It is our firm intention to defend our patent rights,” commented Dr. Ronald S. Levy, Executive Vice President of Unigene. “We continue to be very enthusiastic about the commercial opportunity that Fortical represents. According to NDC data, at the end of May Fortical had captured 24% of the nasal calcitonin market. We believe that it is being accepted as a safe, effective and well-tolerated alternative to established osteoporosis therapies.”

Unigene and Upsher-Smith are represented in the action by Morgan & Finnegan, LLP, in New York, an intellectual property law firm. Upsher-Smith is Unigene’s exclusive U.S. marketing partner for Fortical. Both parties will contribute to the litigation costs.

About Fortical

Fortical is indicated for the treatment of postmenopausal osteoporosis in women greater than five years postmenopause with low bone mass relative to healthy premenopausal women. Recommended in conjunction with adequate calcium and vitamin D intake. The most common adverse events were rhinitis, other nasal symptoms, back pain, arthralgia, epistaxis and headache. Periodic nasal examinations are recommended; if nasal ulceration occurs, discontinue treatment until healed. Because calcitonin-salmon is a protein, the possibility of systemic allergic reaction exists. For more information and complete product information and most common adverse events for Fortical® Nasal Spray, visit www.upsher-smith.com or call 1-800-654-2299.

About Unigene

Unigene Laboratories, Inc. is a biopharmaceutical company focusing on the oral and nasal delivery of large-market peptide drugs. Due to the size of the worldwide osteoporosis market, Unigene is targeting its initial efforts on developing calcitonin and PTH-based therapies. Fortical®, Unigene’s nasal calcitonin product for the treatment of postmenopausal osteoporosis, received FDA approval and was launched in August 2005. Unigene has licensed the U.S. rights for Fortical to Upsher-Smith Laboratories, worldwide rights for its oral PTH technology to GlaxoSmithKline and worldwide rights for its calcitonin manufacturing technology to Novartis. Unigene’s patented oral delivery technology has successfully delivered, in preclinical and/or clinical trials, various peptides including calcitonin, PTH and insulin. Unigene’s patented manufacturing technology is designed to cost-effectively produce peptides in quantities sufficient to support their worldwide commercialization as oral or nasal therapeutics. For more information about Unigene, call (973) 882-0860 or visit www.unigene.com. For information about Fortical, visit www.fortical.com.

About Upsher-Smith

Upsher-Smith Laboratories, Inc. is a fully integrated pharmaceutical company that manufactures and markets prescription pharmaceutical, OTC and cosmetic products. Upsher-Smith is also actively involved in licensing innovative compounds that are in clinical development. For more information about Upsher-Smith Laboratories, Inc., call 800-654-2299 or visit www.upsher-smith.com

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